Exhibit 99.1

Balchem Expands Production Capacities to Meet Growing Demand

New Hampton, New York (April 30, 2012) – Balchem Corporation (NASDAQ: BCPC), the global leader in choline chloride and encapsulated nutrient protection technology, today announced plans for a new manufacturing facility in Covington, Virginia. The planned expansion will more than double output capacity for the Animal Nutrition and Health ruminant sector focusing on its new and improved encapsulation technology.

Balchem is a world class supplier of encapsulated nutrients and manufactures more than 140 different products across human, animal and industrial applications. Balchem has worked to refine and improve encapsulation technology and processes for more than 40 years, with keen focus in the Animal Nutrition and Health industry for the last 10 years.

The Virginia plant expansion, scheduled to be completed later this fall, is the result of broad market acceptance of Balchem’s growing portfolio of encapsulated nutrients; ReaShure® Choline, AminoShure®-L Lysine, AminoShure®-M Methionine, NitroShure™ Urea and NiaShure™ Niacin.  The new plant complements the 2011 expansion of its Verona, Missouri plant and will leverage breakthrough manufacturing technologies that were developed and deployed there last summer.  The improved process streamlines manufacturing and expands the type of ingredients offered.  This location in Virginia provides direct access to major interstate highways, allowing Balchem to serve its growing domestic customer base easily, and has close port proximity to aid in serving its international business, as well.  This investment solidifies Balchem’s position as the world leader in encapsulation technology and precision nutrient delivery.

“We are committed to serving our ever expanding customer base with high quality, industry leading encapsulated nutrients,” said Dana Putnam, Vice President & General Manager of Balchem Animal Nutrition & Health. “This new facility and our recent break-through process innovations provide cost effective solutions for greater producer profitability.”

About Balchem
Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma and Nutrition; and Animal Nutrition and Health. Balchem Animal Nutrition and Health is the global leader in choline, microencapsulation and chelated mineral technology. Committed to providing products with superior performance, Balchem’s unique and proprietary technology offers the most efficient and cost effective source of select nutrients for animal nutrition. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma and Nutrition segment is the global leader in human grade choline as well as providing proprietary microencapsulation for a variety of applications in the human food, pharmaceutical and nutrition marketplaces.

Forward-Looking Statements
This release may contain forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2011. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:	Karin McCaffery, Executive Administrative Assistant
Phone: 845-326-5600